Exhibit 99.1

For Immediate Release
Citigroup, Inc. (NYSE: C)

HouseRaising, Inc. (OTC BB: HRAI)
March 31, 2005
CitiMortgage and HouseRaising Announce Strategic
Partnership to Provide Mortgage Financing for Homebuyers
CHARLOTTE, N.C., CitiMortgage and HouseRaising, Inc. have joined together to deliver mortgage loan financing to HouseRaising homebuyers. The mortgage loan financing program, exclusively designed by CitiMortgage for clients of HouseRaising, will provide an extensive suite of mortgage and construction loan financing. Through this partnership, CitiMortgage will be the sole and exclusive lender participating with HouseRaising and will have the right of first offer on all construction and permanent mortgage financing to HouseRaising customers.

“This partnership provides individuals and families with the means to achieve their homeownership dreams,” said Fred Bolstad, senior vice president of CitiMortgage’s retail lending business. “It’s our goal to provide as many outlets for homeownership as we can, so we are thrilled to partner with HouseRaising to make dreams a reality for people throughout the country.”

“We are privileged to join forces with CitiMortgage, and to form an alliance with one of the world’s most prominent and formidable financial institutions,” said Charles Skibo, Chairman and CEO of HouseRaising. “Because of their broad range of lending options and national geographic presence, CitiMortgage is ideally suited to meet the growing needs of both HouseRaising and its customers.”

The CitiMortgage Program specifically developed for clients of HouseRaising features:
·	a single closing process
·	fixed rate financing
·	flexible reserves for change orders
·	a built-in review of the contractor and construction/renovation project
·	a range of financing and payment options

Anyone in the public who is interested in this program should contact HouseRaising at 1-800-274-9867 or visit their Web site at www.houseraising.com

HouseRaising, Inc. (HRAI) is the parent company of HouseRaisingAcademy and HouseRaisingUSA, a national homebuilding company. HR-HomeBuyerDirect is a third

HouseRaising division, being developed to provide a patented homebuilding and management process to buyers desiring to act as contractors in building their own homes. Each division functions as independent HRAI profit centers all within the design/build segment of the homebuilding industry. Visit HouseRaising’s website, at http://www.houseraising.com.

CitiMortgage, a member of Citigroup, specializes in the nationwide lending of residential mortgages through Retail, Wholesale, and Correspondent loan origination channels. Headquartered in St. Louis, CitiMortgage and its affiliates are in the top tier of mortgage originators and servicers nationwide. Additional information may be found at http://www.citimortgage.com.

Contacts:
Meg Shuff, CitiMortgage, 636-261-0250

Kristy Carriker, HouseRaising, Inc., 704-532-2121